Fogler, Rubinoff LLP
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FOGLER, RUBINOFF
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BARRISTERS & SOLICITORS




July 31, 2003                                                   File No. 02/4310

MDC Corporation Inc.
45 Hazelton Avenue
Toronto, Ontario
M5R 2E3

Dear Sirs/Mesdames:

Re: MDC Corporation Inc. Stock Option Plan (in respect of options previously granted to Optionees under the Amended and Restated Stock Option Plan of Maxxcom Inc. only) (the "Plan")
     ------------------------------------------------------------------------

We are Canadian counsel to MDC Corporation Inc. (the "Corporation"). We are providing this opinion in connection with the filing by the Corporation with the United States Securities and Exchange Commission of the Registration Statement on Form S-8 (the "Registration Statement") registering 185,666 Class A subordinate voting shares of the Corporation (the "Plan Shares") for issuance upon the due exercise of options granted under the Plan.

We have examined such statutes, public and corporate records of the Corporation, and such documents and certificates of officers or directors of the Corporation and others and have considered such questions of law and made such investigations as we have deemed relevant and necessary as a basis for the opinions expressed herein. In all such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles thereof, and the authenticity of the originals of such certified or photostatic copies or facsimiles.

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that when (i) options to purchase the Plan Shares are granted in accordance with the terms of the Plan; (ii) such options are duly exercised in accordance with the terms of the Plan; (iii) the Plan Shares are issued in accordance with the terms of the Plan and the related option agreements; (iv) the prescribed exercise price is paid to the Corporation in accordance with the terms of the Plan; and (v) the Plan Shares have been delivered in compliance with the Plan and the related option agreements, the Plan Shares will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.

We acknowledge that we are referred to in Item 8 of the Registration Statement and we hereby consent to the use of this opinion and consent for filing with the Registration Statement as Exhibits 5.1 and 23.1 thereto.

This opinion is furnished to MDC Corporation Inc. in connection with the subject matter hereof only and is not to be used or relied upon by any other person or for any other purpose without our prior written consent.

Yours very truly,


/s/ Fogler, Rubinoff LLP